Exhibit 4.2

AMENDMENT NO. 1

TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

DESERT HAWK GOLD CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

The undersigned, Richard Havenstrite, hereby certifies that:

I.

He is the duly elected and acting President of Desert Hawk Gold Corp., a Nevada corporation (the “Corporation”).

II.

On July 14, 2010, the Corporation filed the original Certificate of Designations, Preferences and Rights of the Series A Preferred Stock of the Corporation (the “Original Certificate of Designations”) for the Series A Convertible Preferred Stock (the “Series A” Preferred Stock”).

III.

The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on February 19, 2014 pursuant to the Amended and Restated Articles of Incorporation (as defined below) and in accordance with the provisions of the Nevada Revised Statutes.

RESOLUTIONS

WHEREAS, the Board of Directors is authorized by §5.01(B) of the Corporation’s Amended and Restated Articles of Incorporation dated February 28, 2010, filed in the Nevada Secretary of State’s official records on March 1, 2010 (the “Amended and Restated Articles of Incorporation”), to provide out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting power (if any) of such shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

WHEREAS, on February 19, 2014, pursuant to the requirements of Section (E)(2)(a) of the Original Certificate of Designations, stockholders holding shares of Series A Preferred Stock entitling them to exercise voting power for all of the outstanding shares of Series A preferred Stock duly authorized and approved, and consented to, this Amendment.

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to amend the Original Certificate of Designations as set forth herein:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby amends the Original Certificate of Designations as follows:

1.

Section B of the Original Certificate of Designations  is amended to eliminate and delete in their entirety the following definitions:

reorganizations and recapitalizations or the like of the Series A Preferred Stock).

2.

The following definition in Section B of the Original Certificate of Designations  is amended to read as follows:

“Series A Liquidation Value” means with respect to each share of Series A Preferred Stock, as of the date of determination, the sum (i) the Deemed Series A Issue Price, plus (ii) all accrued and unpaid dividends on such share of Series A Preferred Stock, in each case plus interest accrued thereon, if any.

3.

Section C of the Original Certificate of Designations is revised in its entirety to read as follows:

If at any time the Board shall declare a dividend or distribution on the Common Stock out of funds legally available therefor, then such dividend or distribution shall be paid with respect to each share of Series A Preferred Stock outstanding on the record date for such dividend or distribution as if such share had been converted into a share of Common Stock pursuant to the provisions of Section F of this Certificate.

4.

Section E(2)(h) of the Original Certificate of Designations is revised in its entirety to read as follows:

Dividends.  Directly or indirectly, declare or pay any dividends on its capital stock or otherwise make any distributions on its equity securities, or permit any of its Subsidiaries (other than direct or indirect wholly owned Subsidiaries) to declare or pay any dividends on its capital stock or otherwise make any distributions on its equity securities;

5.

Section F(1)(a) of the Original Certificate of Designations is revised in its entirety to read as follows:

Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration, at the option of the holder thereof, at any time and from time to time, into that number of fully paid and nonassessable shares of Common Stock equal to (i) the Deemed Series A Issue Price for such Series A Preferred Stock divided by (ii) the conversion price for such Series A Preferred Stock that is in effect at the time of conversion as determined pursuant to this Section F (the “Conversion Price”).  Upon a conversion of the Series A Preferred Stock pursuant to this Section F(1)(a), the accrued and unpaid dividends (and accrued interest thereon), if any, on such Series A Preferred Stock shall remain due and payable to the converting holder of such Series A Preferred Stock and interest shall continue to accrue until such amounts are paid, unless such converting holder, in its sole option, elects to convert such accrued and unpaid dividends (and accrued interest thereon) into Common Stock at the then-applicable Conversion Price.

6.

Section F(1)(b) of the Original Certificate of Designations is revised in its entirety to read as follows:

Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor (or the affidavit and indemnification referred to in Section I(2) of this Certificate with respect thereto in the event such certificate(s) has been lost, stolen or mutilated), duly endorsed or accompanied by duly endorsed stock powers, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted (the “Conversion Notice”).  Thereupon the Corporation shall promptly (but in any event within five (5) business days) issue and deliver, or cause to be issued and delivered, to such holder, at no cost to such holder, (i) a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion and (ii) a certificate, executed by the Chief Financial Officer of the Corporation (or, if none, more senior officer of the Corporation), setting forth in reasonable detail the Conversion Price utilized for such conversion and the method used for calculating the Conversion Price.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock (or the affidavit and indemnification referred to in Section I(2) of this Certificate with respect thereto) to be converted, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date and the rights of the holder with respect to such Series A Preferred Stock so converted shall cease (except with respect to the right to receive accrued and unpaid dividends and associated interest thereon for the period prior to such Conversion, which shall survive as provided in Section C and Section F(1)(a) of this Certificate).  In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to this Section F(1)(b) exceeds the number of shares of Series A Preferred Stock so converted (including on account of the provisions of Section F(1)(e)), the Corporation shall, upon such conversion, issue and deliver, or cause to be issued and delivered, to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered that are not to be converted.  Notwithstanding the foregoing, if a conversion of Series A Preferred Stock is to be made in connection with any transaction affecting the Corporation, the holder may indicate in the Conversion Notice that the holder’s election to convert pursuant to this Section F(1) is contingent on the consummation of such transaction, in which case such conversion shall not be deemed to be effective unless and until such transaction has been consummated.

7.

Section F(2)(a) of the Original Certificate of Designations is revised in its entirety to read as follows:

Following the occurrence of a Trigger Event, the Corporation shall have the right to cause the conversion of each outstanding share of Series A Preferred Stock by providing notice (a “Trigger Event Notice”) to the holders of such Series A Preferred Stock of the occurrence of such Trigger Event, together with evidence demonstrating the per share trading price and volume of shares trading during the 30-day period applicable to such Trigger Event, which Trigger Event Notice shall be certified as being true and correct by the Chief Executive Officer or President of the Corporation and shall be delivered no later than five (5) business days after the occurrence of a Trigger Event.  On a date which is two (2) business days after the date of delivery of a Trigger Event Notice (the “Mandatory Conversion Date”), each share of Series A Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock equal to (i) the Deemed Series A Issue Price for such Series A Preferred Stock divided by (ii) the Conversion Price then in effect; provided, however, that such conversion shall not be deemed to affect the right of each holder of Series A Preferred Stock to receive its accrued and unpaid dividends and interest thereon  as and to the extent provided in Section C of this Certificate.

8.

Section F(2)(b) of the Original Certificate of Designations is revised in its entirety to read as follows:

On the Mandatory Conversion Date, the issued and outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and the rights of any holder with respect to such Series A Preferred Stock shall cease (except with respect to the right to receive accrued and unpaid dividends and associated interest thereon for the period prior to such Conversion, which shall survive as provided in Section C and Section F(2)(a) of this Certificate), and the holder of such Series A Preferred Stock will be deemed to be the holder of the Common Stock issued upon conversion thereof.  Upon the occurrence of such automatic conversion of the issued and outstanding Series A Preferred Stock, the holders of such Series A Preferred Stock shall surrender the certificates (or the affidavit and indemnification referred to in Section I(2) of this Certificate with respect thereto in the event such certificate(s) has been lost, stolen or mutilated) representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.  Notwithstanding anything hereunder to the contrary, the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes the affidavit and indemnification referred to in Section I(2) of this Certificate.  In addition and notwithstanding anything to the contrary contained in this Section F(2), in case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to this Section F(2)(b) exceeds the number of shares of Series A Preferred Stock so converted on account of the provisions of Section F(2)(c), the Corporation shall, upon such conversion, issue and deliver, or cause to be issued and delivered, to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered that are not to be converted.

9.

Section F(7)(b)(ii) of the Original Certificate of Designations is hereby amended to read as follows:

“Convertible Securities” means stock or other securities convertible into or exchangeable or exercisable for shares of Common Stock, excluding any shares of Preferred Stock issued to any beneficial holder of Series A Preferred Stock or any Affiliate thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Desert Hawk Gold Corp. has caused this Amendment to be signed by Richard Havenstrite, its President, and attested by Ronald N. Vance, its Secretary, this 19th day of February, 2014.

DESERT HAWK GOLD CORP.

By:	/s/ Richard Havenstrite
Name: Richard Havenstrite
Title: President

Attest:

By:	/s/ Ronald N. Vance
Name: Ronald N. Vance
Title: Secretary